FOR IMMEDIATE RELEASE

STAAR SURGICAL COLLAMER® ACCOMMODATING STUDY TEAM REPORTS FIRST PHASE ASSESSMENTS AT AAO

Patients Implanted with STAAR’s New nanoFLEX™ Collamer IOL
Compelling Near Vision Results when Compared with Leading Standard IOLs
Encouraging Near Vision Results when Compared with Premium IOLs
Superior Intermediate Vision Results when Compared to All IOLs

MONROVIA, CA/OCTOBER 26, 2009—STAAR Surgical Company (Nasdaq:STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products today reported that the Collamer Accommodating Study Team (CAST) formed by the company in late 2008 has provided very promising initial patient vision assessments from the first phase of the project. The CAST is comprised of eight prominent cataract/refractive surgeons from across the United States who since June 2009 have implanted more than 300 eyes with the STAAR nanoFLEX intraocular lens (IOL) for the treatment of cataracts.

The purpose of the CAST first phase is to evaluate the accommodating properties of the current nanoFLEX IOL to establish a baseline for future phases. Accommodating IOLs are designed to allow patients to see well at all distances, including enabling the patient to experience improved near and intermediate vision, thus reducing or eliminating the effects of presbyopia. Presbyopia is the loss of the ability to focus on objects at near and intermediate distances and is caused by the loss of elasticity of the crystalline lens after the age 45. Presbyopia is typically corrected with the use of reading glasses or corrective lenses. With standard IOLs cataract patients frequently find a need for reading glasses particularly in low light environments. Near vision is the vision needed to read a book or a menu in dim light. Near vision testing is typically performed at a distance of approximately 40cm or 15.75 inches, while intermediate vision, the vision needed to work on a computer or view the dashboard of a car is approximately 80cm or 31.5 inches.

Of the more than 300 eyes implanted, up to four months of follow up has been assessed on 73 binocular near vision patients (146 eyes) and 59 binocular intermediate vision patients (118 eyes). Based on the preliminary assessment, the outcomes indicate that nanoFLEX provides superior distance-corrected near vision compared with the leading standard IOLs and comparable results to current premium IOLs. In addition, the outcomes indicate that nanoFLEX provides superior distance-corrected intermediate vision to any IOL compared – including premium IOLs. The collective data from the CAST was presented October 24th during the American Academy of Ophthalmology (AAO) by Dr. James Lewis from Philadelphia, Pennsylvania. Craig Felberg, Vice President of Research and Development, STAAR Surgical, presented longer term patient data on the accommodative properties of the Collamer material which was collected by Dr. Liviu Saimovici of New York City. Mr. Felberg also reviewed the plans for the CAST Second Phase.

“The CAST assessment of the baseline accommodating properties of the new Collamer nanoFLEX IOL is quite encouraging and better than we expected when this evaluation began,” said Barry G. Caldwell, President and CEO of STAAR Surgical. “Our product development team is engineering minor design changes to the nanoFLEX for the purpose of a Second Phase which will include a clinical study by CAST members to determine whether these minor design changes can improve upon current results. We very much appreciate the work by the CAST members and in particular the leadership of Dr. Lewis during this First Phase.”

Distance-corrected near vision results of 20/32, or better, was achieved in 30% of CAST patients while 20/40, or better, was achieved in 48% of patients. These results are superior to the leading standard IOLs in the market. The comparisons were based on the assessments made by the CAST physicians for the nanoFLEX and from data collected in FDA clinical trials as to standard IOL controls used in studies for accommodating and presbyopia correcting IOLs. The distance-corrected near vision data also compared favorably to the current premium IOLs on the market. The average distance-corrected intermediate vision with the nanoFLEX IOL was 20/25, which was superior to all standard and premium IOLs where similar data is available.

“In my practice the nanoFLEX IOL has clearly demonstrated the excellent near vision results found by the CAST when compared to both standard and premium IOLs in the market,” said Dr. James S. Lewis, CAST member. “It seems quite likely that with design enhancements the accommodative properties of the nanoFLEX can be expanded to compete very effectively in the premium IOL segment.”

“Longer term patient data on a Collamer IOL provided by Dr. Liviu Saimovici showed superior distance-corrected near vision results when compared to all premium IOLs including the accommodating and multifocal IOLs in his analysis,” said Mr. Felberg. “For the balance of 2009, the CAST will continue the current follow up activity on all patient eyes implanted. Within six months we hope to have preliminary data for the Second Phase which will compare the accommodating performance of the existing nanoFLEX versus the redesigned nanoFLEX. Then, based on the comparison, we plan to pursue a clinical trial to attain a claim of accommodation or less spectacle dependence from the FDA. The plan is to complete that FDA trial in 18 months, at which point in time we would submit a PMA supplement file to the FDA for their review.”

“Based on the CAST evaluations we believe STAAR has the best standard IOL on the market today,” continued Mr. Caldwell. “The CAST information indicates nanoFLEX provides better distance-corrected near vision than competitive standard lenses and perhaps more importantly, better intermediate vision than even the premium IOL comparisons. The standard IOL segment continues to be the largest volume of all IOLs sold today. We plan to expand our marketing message aggressively on the effectiveness of nanoFLEX in the standard IOL channel, while we determine if a new design might allow us to enter the premium channel. If our development plans are successful, we believe that we may be in a position to significantly expand our current addressable markets.”

Currently, only one IOL has received labeling approval for accommodation and the correction of presbyopia, although others are in trial. Multifocal IOLs have received a labeling approval for less spectacle dependence. Both claims allow these premium IOLs to obtain additional patient reimbursement based upon superior results.

About STAAR Surgical
STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products include the Visian ICL®, a tiny, flexible lens implanted to correct refractive errors, as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. Manufactured in Switzerland by STAAR, the ICL is approved by the FDA for use in treating myopia, has received CE Marking and is sold in more than 50 countries.

Collamer® is the brand name for the proprietary collagen copolymer material developed by STAAR. Its name derives from the material’s composition: it is a 100 percent pure collagen copolymer. Collamer is composed of a poly-HEMA based copolymer, a small amount of collagen and a UV-absorbing chromophore (light absorbing chemical). When fully hydrated, the Collamer lens material possesses a high water content concentrated at the surface of the lens. The distribution of the water content (the bulk at the lens’s surface) creates an anti-reflective interface in Collamer lenses. Other characteristics of the Collamer lens are its low levels of aberrations, biocompatibility and bio-adhesive properties. These unique features make Collamer an ideal optic material and highly suitable for an accommodative lens. STAAR’s formula and processes for making Collamer are protected by patents. Lenses made of Collamer have been approved by the FDA for implantation since 2000. More information is available at www.staar.com.

Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: projections of any financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; our future performance; statements of belief; and any statements of assumptions underlying any of the foregoing.

STAAR’s current data on the accommodating properties of the Collamer material derive from the reports of individual independent clinicians and have not been subjected to large scale clinical studies. STAAR’s current nanoFLEX IOL does not currently have an FDA labeling claim for accommodation. STAAR cannot assure that its further research will support a claim that either its current Collamer lenses or future designs restore the eye’s ability to accommodate. If clinical research does not support these claims, or supports only a narrow range of accommodation, STAAR’s Collamer accommodation project may not result in increased sales. New lens designs may require clinical research studies and applying for the FDA’s premarket approval, which are expensive and could result in delay or denial of approval. Other risks and uncertainties include our limited capital resources and limited access to financing, the fact that our public accounting firm has expressed doubt about our ability to continue as a going concern in their opinion on our financial statements, the cost of defending pending litigation and satisfying judgment in the event of an adverse ruling, for which we have taken no reserve, the negative effect of the global recession on sales of products, especially products such as the ICL used in non-reimbursed elective procedures, the challenge of managing our foreign subsidiaries, the risk that sales of our newly introduced products may not restore profitability to our U.S. IOL product line, our ability to overcome past negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance, the willingness of surgeons and patients to adopt a new product and procedure, and the potential effect of recent negative publicity about LASIK on the demand for refractive surgery in general in the U.S. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

CONTACT: Investors Media EVC Group Douglas Sherk, 415-896-6820	EVC Group Christopher Gale, 646-201-5431